CUSIP: 897889101
ASSIGNMENT AND ASSUMPTION AGREEMENT
      This Assignment and Assumption Agreement (this "Assignment and Assumption") is dated as of the ssignment Effective Date set forth below and is
entered into by and between Standard Renewable
Energy, LP, a Texas limited partnership, now
known as Old SRE LP (the "Assignor") and Standard
Renewable Energy Group, LLC, a Delaware limited
liability company (the "Assignee").  The Standard
Terms and Conditions set forth in Annex 1 attached
hereto are hereby agreed to and incorporated herein
by reference and made a part of this Assignment and
Assumption as if set forth herein in full.
      The Standard Renewable Energy LP, as Assignor
is an indirect wholly owned subsidiary of the Standard Renewable Energy Group, LLC as Assignee.
      For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, (i) all of the Assignor's rights and obligations in its capacity as a Lender under the certain Promissory
Note dated August 9, 2006 in the amount of One Hundred
Twenty Five Thousand Dollars ($125,000.00) Loan Agreement
and any other documents or instruments delivered pursuant
 thereto to the extent related to the amount and
percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below;
and (ii) to the extent permitted to be assigned
under Applicable Law, all claims, suits, causes of
action and any other right of the Assignor (in its
capacity as a Lender) against any Person, whether
known or unknown, arising under or in connection
with the Loan Agreement, any other documents or
instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including,
but not limited to, contract claims, tort claims,
malpractice claims, statutory claims and all other
claims at law or in equity related to the rights
and obligations sold and assigned pursuant to clause
(i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the "Assigned Interest").
Such sale and assignment is without recourse to the
Assignor and, except as expressly provided in this
Assignment and Assumption, without representation or
 warranty by the Assignor.
1.		Assignor:
Standard Renewable Energy, LP (nka OLD SRE LP)

2.	Assignee:
Standard Renewable Energy Group, LLC
and is a Qualified Assignee

3.	Borrower:
Trulite, Inc.

4.	Debt Instrument:
Promissory Note dated August 9, 2006
5.	Subscription Agreement (Equity-for-Debt Conversion):
Subscription Agreement dated April 5, 2007, as amended
April 24, 2007; June 29, 2007; and November 12, 2007
between the Borrower and the Assignor allowing the conversion of the Principal and Interest due on the Promissory Note to convert into shares of restricted common stock of Trulite, Inc.


6.
Assigned Interest:


Aggregate Amount due
Promissory Note:







$ 125,000.00

$________________
______________%





7.	Trade Date:		______________

Assignment Effective Date:   _____________ ___, 2007

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
STANDARD RENEWABLE ENERGY, LP (nka OLD SRE LP) by Standard Renewable Energy GP LLC its general partner



By:
Name: William J. Berger
Title:   Chief Executive Officer


ASSIGNEE

STANDARD RENEWABLE ENERGY GROUP LLC


By:
Name: John D. White
Title:   Chief Executive Officer

Accepted:

BORROWER AND ISSUER:

Trulite, Inc.,



By:_________________________________
Name: Jonathan Godshall
Title:   President and Chief Executive Officer

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

		1.  Representations and Warranties.

		1.1   Assignor.  The Assignor (a) represents
and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreement or any other Loan Documents, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any Collateral thereunder,
(iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Documents or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Documents.

		1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the
 Loan Agreement, (ii) it meets all applicable assignment requirements under Section 11.5 of the Loan Agreement
(subject to receipt of such consents as may be required under the Loan Agreement), (iii) from and after the Assignment Effective Date, it shall be bound by the provisions of the Loan Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Loan Agreement, together with copies of the most recent financial statements delivered pursuant to
Section 6.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned
Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is not a United States Person, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Loan Agreement, duly completed and executed by the Assignee; and (b) agrees that
(i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

		2. Payments. From and after the Assignment Effective Date, the Borrower shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Assignment
 Effective Date and to the Assignee for amounts which have accrued from and after the Assignment Effective Date.

		3.  General Provisions. This Assignment and
Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Texas.